Exhibit 99.1

All-employee Frequently Asked Questions: AVG and Avast

What does today’s announcement mean, exactly?

A: Avast and AVG have signed a purchase agreement under which Avast will seek to acquire AVG through a tender offer for all outstanding shares of AVG. Avast will not actually own AVG until the combination has been approved by various regulatory authorities and the tender offer has been completed. Avast and AVG aim to satisfy all conditions to the tender offer and complete this transaction by September 30, 2016.

Why does Avast want to acquire AVG? What are the vision and strategic objectives for the combined organization?

A: Avast and AVG were both founded in the Czech Republic in the late ’80s/early ’90s, and both have been pioneers in creating both the freemium model and outstanding software that protects people all over the world, every day. We have common roots and a common mission, and want to join forces to better compete in a highly competitive market. In anticipation of changing market conditions, we are proposing to combine our complementary strengths to create a much stronger entity with a much larger global user base of 400 million users, 160M combined mobile users, and new products and new revenue channels to better serve our customers and resellers. The combined entity will also be able to operate more efficiently and effectively, because it will have the scale and revenue to be an even more competitive player in the security market. And we can use our complementary strength to fuel investments in new technologies, channels, and companies.

The deal will result in a well-balanced portfolio for the combined company, as it includes, in addition to Avast’s existing core antivirus products, Location Labs’ mobile security product line, designed to keep families and teenagers safe; and the Zen project, which aims to simplify the management of security across mobile devices, PCs, and all connected things.

Why is it good for AVG to be acquired and taken private?

A: AVG as a part of Avast will have a greater ability to take a long-term view toward investments in both consumer and business security, and will be better placed to innovate, and grow in the internet security sector.

What does this mean for my job? Will my role change?

A: Nothing will change immediately as a result of the acquisition. For instance, roles are not expected to change over the next 3 months as we undertake the integration planning process. Nevertheless, both companies will continue to seek operational efficiencies in all areas in line with existing business strategies and will make any changes that are necessary for the business.

Avast and AVG management are committed to product development. There is a big opportunity ahead of us with more and more connected devices that are vulnerable, so our aim is to continue investment in talented people who can create new products people love. We will immediately begin working on that integration plan, which will include a review of the roles and skills needed for the future, combined company. There are some common solutions in product lines, which we will evaluate carefully. We will be able to say more about whether and how this might impact your job after that process is completed, which we expect to be in the next 3 months or so.

What do you expect me to do tomorrow, whether I currently work for Avast or AVG?

A: We all need to continue to move forward toward the objectives that drive our currently still independent businesses, as that momentum and focus will be crucial to our mutual goal of closing the deal and creating a new, combined entity poised to make an even bigger impact. The structure of AVG will not change during the integration planning process over the next 3 or so months so please continue to focus on your day to day responsibilities and tasks.

Will I report to a new manager or department?

A: There will be no immediate changes in who you report to or the departmental structure. We expect to know more about the combined organization as the integration planning process moves forward.

Can we still take planned vacations? Will my vacation days/PTO remain intact?

A: Planned vacations remain subject to the same approval procedures as before the announcement.

Will there be any changes in our compensation or benefits after closing? What is Avast’s overall compensation philosophy?

A: Our goal is to provide competitive benefits and salaries to all employees. Both Avast and AVG are in the same industry and even many of the same geographies. While we have not had an opportunity yet to look in detail, our compensations and benefits may be fairly similar. We do not anticipate any immediate changes to compensation for either company, other than might occur in the ordinary course of business for the respective companies. Going forward, over time, we will move to a single compensation and benefits policy for all employees of the new combined entity. For now, nothing is changing. It will be business as usual till closing.

What type of training will be made available to (or required of) me in the new company?

A: Both companies encourage personal development and training. We expect to know more about the structure of the combined organization after taking necessary steps to plan for integration. At that point in time, we also will be able to communicate more specifics about any required or optionally available training.

Will there be any change to hiring or the hiring process? Is there a hiring freeze?

A:. There is not a hiring freeze. We are analyzing the needs of the combined company and will be assessing all open positions in light of our future needs. However, during the period of integration planning through the closing date, both companies will be very selective in recruiting talent externally, as the combined organization should create maximum opportunity for the current employees of both companies.

What are the immediate next steps after today’s announcement?

A: Until closing, and perhaps beyond, your work should proceed as it would in the ordinary course of business. The leadership of both organizations will work together closely to close the transaction over the next few months. The actual integration will not begin until all necessary legal approvals are received and the transaction is consummated, which we hope will be around September 30, but maybe earlier or later. Both companies will work together to manage the transition.

What does “closing the transaction” mean? What is expected of everyone during this time, and what should our priorities be?

A: “Closing the transaction” means all legal and regulatory conditions to the stock tender offer have been satisfied, all necessary regulatory approvals (like anti-trust approval) are obtained, and the other conditions such as Avast’s shareholders voting for the transaction have been satisfied. We expect to have this completed by the end of September of this year. Before the closing date, Avast and AVG will continue to operate as separate companies. Between now and the closing date, leaders from both companies will be planning for the integration.

During this time, Avast will meet AVG’s managers, teams, and individuals to learn more about the current AVG businesses. We will make every effort to be as transparent as possible as we all move through this process together.

Will Avast or AVG be closing offices?

A: Avast and AVG are global businesses and continue to need presence in various geographic locations to support our customers, develop products, and foster innovation. During the integration planning period, we will look into what changes are needed for the combined organization. Until closing, we remain as separate companies, with each company looking to maximize operational efficiencies in all areas.

What will the new leadership structure look like? What changes, if any, will there to be to the current Avast and AVG management teams after closing?

A: The CEO of the new organization will be Vince Steckler, who is Avast’s CEO. Gary Kovacs will be leaving AVG at closing, but will be available on a consulting basis to assist us with the transition. In the next month, we intend to talk with other senior AVG executives about how we and they see their future participation.

How many of Avast’s policies / procedures / platforms / ways of working will AVG be adopting—or how many AVG practices will Avast adopt—and on what timeline? Whose processes and systems will you use in the combined company?

A: We do not know yet; however, it is likely to be a combination of process and systems from both companies. We are reviewing processes and systems and will send an update when we are able.

Considering that the 2 companies will operate as separate entities prior to closing, does that mean we should not be sharing information across teams in connection with the integration planning process? What about IP?

A: Until closing, we will still be separate organizations. All work will continue as business as usual. You cannot simply share information with the other company. Any information sharing process will need to be carefully regulated. AVG and Avast senior leadership will provide you with guidance about what you can and cannot share.

What is the culture working style of Avast and AVG?

A: Like AVG, Avast is a fast moving informal company that values innovation above all things.

Is this acquisition good for Avast and AVG customers?

We are confident that this acquisition is in our customers’ best interest, as we will be able to generate additional value for them and make long-term investments in security in mobile, desktop, business, and other consumer product segments. We are convinced that the combined organization will be in a stronger position to yield efficiencies and serve our current users, partners, and customers. For example, the combined organization will have a network of more than 400 million endpoints around the world that act as de facto sensors, providing information about malware to help detect and neutralize new threats as soon as they appear, and enabling the combined organization to create more technically advanced personal security and privacy products.

What are we telling customers?

We are telling customers what we believe: We are confident that this transaction is in their best interests. We will continue to provide support and services for our products during the interim period, and are committed to communicating transparently with our customers and partners as we join forces to provide the best security solutions on the market.

How does this affect our customer support / service / sales?

We should continue to approach customer support, service, and sales as we normally would in the ordinary course of business. We expect to know more about the combined organization after the integration planning and once we get to closing, around the end of September. At that point, we will also be able to communicate more about exactly how we will integrate product support and services. Until closing, each organization will continue to independently serve its customers and partners with the utmost professionalism and highest quality service, ensuring they remain protected and secure.

How will our suppliers be affected before closing?

A: Each company will continue to work with their suppliers independently between now and the closing, expected at the end of September, 2016.

What does this transaction mean for customers/partners?

A: All agreements with partners will remain in place with no change. Our consumer customers will benefit from a stronger security network which will almost double in size and a broader array of product offerings. There will be no change to the current product they are using.

When will partners be notified?

A: Avast and AVG will begin notifying partners immediately.

What will be Avast and AVG’s day-to-day role in the new company?

A: After the closing, the goal is to combine the businesses and integrate teams to make a stronger company positioned to grow.

Does Avast plan more acquisitions as a result of this transaction?

A: Yes. Avast believes that acquiring and integrating with AVG will create a new, stronger entity well positioned for further strategic growth. At this time, we do not have any specific acquisition plans and will be considering opportunities as and when they come to our attention in the ordinary course.

What will the new company be called? What will happen to the name AVG and the AVG brand? Will customers be changed over from AVG to Avast-branded products?

A: We will be carefully evaluating this. For now it is too early to say.

Will Avast be sun-setting products and platforms?

A: Both companies have unique products as well as products with some commonalities that may be integrated. Our goal is to continue selling what we have and maintaining the current revenue streams. We have not made any decisions at this time how products from either company might change and will be reviewing all products and platform offerings and roadmaps to determine what we do.

What assurances do AVG teams have that Avast will support AVG strategies/ initiatives that are underway

A: Both companies have strategies to become more customer-focused, and that will not change. Avast and AVG both have strong initiatives that will drive growth. For now, we will continue to push forward independently on all of their respective initiatives currently underway as they normally would in the ordinary course of business. The integrations teams will evaluate if there are any changes for the combined Avast-AVG entity going forward through the normal course of integration planning.

Forward-Looking Statements

This communication contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Parent, Buyer and the Company operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the conditions to the contemplated tender offer and consummate the transactions described in this communication; and the Company’s performance and maintenance of important business relationships. These forward-looking statements speak only as of the date of this release and neither Parent nor Buyer assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of the Company or any other securities, nor is it a substitute for the tender offer materials that Parent and Buyer will file with the SEC. The solicitation and offer to purchase ordinary shares of the Company will only be made pursuant to an Offer to Purchase, a related letter of transmittal and certain other tender offer documents. At the time the tender offer is commenced, Parent and Buyer will file a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC, each with respect to the tender offer. The tender offer statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents) and the solicitation/ recommendation statement will contain important information. The Company’s shareholders are urged to read the tender offer statement and Solicitation/Recommendation Statement, as they may be amended from time to time, as well as any other relevant documents filed with the SEC, when they become available, carefully and in their entirety because they will contain important information that holders of the Company’s securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of ordinary shares of the Company at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.avg.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.